EXHIBIT 99.1

Rigel Announces Fourth Quarter and Year End 2004 Financial Results

South San Francisco, CA - February 8, 2005 — Rigel Pharmaceuticals, Inc. (Nasdaq: RIGL) today reported financial results for the fourth quarter and year ended December 31, 2004.

For the fourth quarter of 2004, Rigel reported a net loss of $14.7 million, or $0.75 per share, compared to a net loss of $11.9 million, or $0.80 per share, in the fourth quarter of 2003.  Weighted average shares outstanding for the fourth quarters of 2004 and 2003 were 19.5 million and 14.8 million, respectively.

Rigel reported revenue from collaborations of $1.1 million in the fourth quarter of 2004, compared to $2.1 million in the fourth quarter of 2003.  Revenue in the fourth quarter of 2004 reflects the initial revenue from the Merck & Co., Inc. collaboration as well as continued funding from Rigel’s collaboration with Daiichi.

Total operating expenses were $16.0 million in the fourth quarter of 2004, compared to operating expenses of $14.0 million in the fourth quarter of 2003.  Fourth quarter 2004 operating expenses increased due in part to costs related to preclinical and initial clinical work for R406, a product candidate that began clinical trials in December 2004 for the treatment of rheumatoid arthritis, as well as expenses associated with Rigel’s Phase I/II trial of R803 for the treatment of hepatitis C virus (HCV).

For the year ended December 31, 2004, Rigel had revenue of $4.7 million and a net loss of $56.3 million, or a loss per share of $3.12.  This compares to revenue of $11.1 million and a net loss of $41.2 million, or a loss per share of $3.62 for the same period in 2003.

As of December 31, 2004, Rigel had cash, cash equivalents and available-for-sale securities of $71.4 million compared to $46.5 million at December 31, 2003.  Cash, cash equivalents and available-for sale securities declined $173,000 in the fourth quarter of 2004 from the third quarter of 2004 as cash used for operations was offset by the receipt of an upfront payment from Merck and cash from the exercise of a warrant previously issued.

“Rigel became a drug development company in 2004 with a portfolio of product candidates in clinical trials, and additional exciting preclinical programs expected to enter the clinic by the end of 2005,” said James M. Gower, chairman and chief executive officer of Rigel.  “In January, we established an important partnership with Pfizer to develop inhaled products for the treatment of allergic asthma and COPD based on our pioneering work to develop allergy treatments that block Syk kinase.  In the last quarter of 2004, we successfully initiated clinical trials with R406 for the treatment of rheumatoid arthritis, and significantly expanded our efforts in oncology through a broad collaboration agreement with Merck in the field of ubiquitin ligases.”

Recent Clinical and Business Milestones

In the fourth quarter of 2004 and beginning of 2005, Rigel achieved several clinical development and business milestones, including:

•                  A collaborative research and license agreement with Pfizer for the development of inhaled products for the treatment of allergic asthma and other respiratory diseases focusing on Rigel’s small molecule compounds that inhibit Syk kinase, an important regulator of multiple chemical mediators that produce allergic responses.

•                  The initiation of clinical trials with R406 for the treatment of rheumatoid arthritis to establish the safety and pharmacokinetics of R406.

•                  A collaboration agreement with Merck to expand Rigel’s research and development efforts with ubiquitin ligases, a new class of drug target. The collaboration will seek to find treatments for cancer and potentially other diseases, and will allow Rigel to leverage Merck’s tremendous resources across the spectrum of discovery and development activities.

•                  The completion of a Phase I/II trial of R803 for the treatment of HCV with results that did not meet expectations.

About Rigel (www.rigel.com)

Rigel’s mission is to become a source of novel, small-molecule drugs to address large, unmet medical needs.  We have four research and development programs investigating treatments for asthma/allergy, hepatitis C, rheumatoid arthritis and oncology.  Our strategy is to initiate clinical trials with at least one new product candidate annually and to pursue partnerships with pharmaceutical and biotechnology companies for late-stage clinical development and commercialization of those product candidates.

This press release contains “forward-looking” statements, including statements related to Rigel’s plans to pursue clinical development of product candidates and the timing thereof and the potential efficacy of product candidates.  Any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements.  Words such as “plans,” “intends,” “expects” and similar expressions are intended to identify these forward-looking statements.  There are a number of important factors that could cause Rigel’s results to differ materially from those indicated by these forward-looking statements, including risks associated with the timing and success of clinical trials and the commercialization of product candidates, as well as other risks detailed from time to time in Rigel’s SEC reports, including its Quarterly Report on Form 10-Q for the quarter ended September 30, 2004.  Rigel does not undertake any obligation to update forward-looking statements.

[Financial Tables to Follow]

###

STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2004	2003	2004	2003
	(unaudited)		(unaudited)
Revenues:
Contract revenues from collaborations	$1,100	$2,106	$4,733	$11,055

Operating expenses:
Research and development	12,158	10,423	46,523	40,725
General and administrative	3,676	2,678	12,511	10,042
Stock-based compensation (see Note A)	168	877	2,566	1,115
Total operating expenses	16,002	13,978	61,600	51,882
Loss from operations	(14,902)	(11,872)	(56,867)	(40,827)
Loss on sale/disposal of property and equipment	(30)	—	(30)	(169)
Interest income/(expense), net	206	10	642	(201)
Net loss	$(14,726)	$(11,862)	$(56,255)	$(41,197)
Net loss per common share, basic and diluted	$(0.75)	$(0.80)	$(3.12)	$(3.62)
Weighted average shares used in computing net loss per common share, basic and diluted	19,544	14,796	18,053	11,395

Note A

Stock-based compensation excluded from:
Research and development	$137	$718	$2,000	$924
General and adminstrative	31	159	566	191
	$168	$877	$2,566	$1,115

SUMMARY BALANCE SHEET DATA (in thousands)

	December 31, 2004	December 31, 2003(1)
	(unaudited)
Cash, cash equivalents and available for sale securities	$71,427	$46,500
Total assets	78,822	55,524
Stockholder’s equity	52,301	39,973

(1) Derived from audited financial statements